As filed with the Securities and Exchange Commission on June 24, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE WASHINGTON POST COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	53-0182885 (I.R.S. Employer Identification Number)

1150 15th Street, N.W.
Washington, D.C. 20071
(Address of principal executive offices) (zip code)

The Washington Post Company 2012 Incentive Compensation Plan
(Full title of the plan)

Veronica Dillon
Senior Vice President, General Counsel and Secretary
The Washington Post Company
1150 15th Street, N.W.
Washington, D.C. 20071
(Name and address of agent for service)
(202)-334-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class B Common Stock, par value $1.00 per share (“Class B Common Stock”)	377,106	$489.24	$184,495,339.44	$25,165.16

(1)
The Class B Common Stock being registered hereby represents shares reserved for issuance pursuant to awards granted or to be granted to eligible employees and directors of The Washington Post Company (the “Company”) and all of its subsidiaries under The Washington Post Company 2012 Incentive Compensation Plan (the “Plan”).  In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional shares of Class B Common Stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Class B Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act, on the basis of the average of the high and low selling price per share of Class B Common Stock of the Company on June 19, 2013, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(c)	Current Reports on Form 8-K filed on January 8, 2013 and May 16, 2013; and

(d)
The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form 8-A filed on January 1, 1990, including any amendments or reports filed for the purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article NINTH, Section A of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Article NINTH, Section B-1 of the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by applicable law, indemnify any person (an “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding.  Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law.  Article NINTH, Section B-2 of the Certificate of Incorporation also permits the Company to (i) purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of Article NINTH of the Certificate of Incorporation or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of Article NINTH of the Certificate of Incorporation, to the fullest extent permitted by applicable law as then in effect and (ii) enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of Article NINTH of the Certificate of Incorporation and the Company may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article NINTH of the Certificate of Incorporation.  Article NINTH, Section B-3 provides that the right of indemnification provided in Article NINTH of the Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled and the provisions of such Article inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under Article NINTH of the Certificate of Incorporation.  Article NINTH, Section B-4(a) provides for the advancement of reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding.  Article NINTH, Section B-4(b) sets forth the procedures by which an Indemnitee obtains indemnification under Article NINTH of the Certificate of Incorporation.  Article NINTH Section B-4(d) sets forth the remedies of an Indemnitee in the event it is determined pursuant to Article NINTH, Section B-4(b) of the Certificate of Incorporation that such Indemnitee is not entitled to indemnification under Article NINTH of the Certificate of Incorporation.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, the Company maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1
Restated Certificate of Incorporation of the Company dated November 13, 2003, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and incorporated herein by reference.

4.2
By-Laws of the Company as amended and restated through November 8, 2007, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 14, 2007, and incorporated herein by reference.

4.3
The Washington Post Company 2012 Incentive Compensation Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference.

5.1	Opinion of Cravath, Swaine & Moore LLP, regarding the legality of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereto).

Item 9. Undertakings

A.   The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on June 24, 2013.

THE WASHINGTON POST COMPANY,

By:	/s/ Veronica Dillon
Veronica Dillon
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald E. Graham, Hal S. Jones and Veronica Dillon and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-8, and to any registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Donald E. Graham	Chairman of the Board of Directors and	June 24, 2013
Donald E. Graham	Chief Executive Officer
(Principal Executive Officer)

/s/ Hal S. Jones	Senior Vice President-Finance and	June 24, 2013
Hal S. Jones	Chief Financial Officer
(Principal Financial Officer)

/s/ Wallace R. Cooney	Vice President-Finance and Chief	June 24, 2013
Wallace R. Cooney	Accounting Officer
(Principal Accounting Officer)

/s/ Lee C. Bollinger	Director	June 24, 2013
Lee C. Bollinger

/s/ Christopher C. Davis	Director	June 24, 2013
Christopher C. Davis

/s/ Barry Diller	Director	June 24, 2013
Barry Diller

/s/ Thomas S. Gayner	Director	June 24, 2013
Thomas S. Gayner

/s/ David Goldberg	Director	June 24, 2013
David Goldberg

/s/ Anne M. Mulcahy	Director	June 24, 2013
Anne M. Mulcahy

/s/ Ronald L. Olson	Director	June 24, 2013
Ronald L. Olson

/s/ Larry D. Thompson	Director	June 24, 2013
Larry D. Thompson

/s/ G. Richard Wagoner, Jr.	Director	June 24, 2013
G. Richard Wagoner, Jr.

/s/ Katharine Weymouth	Director	June 24, 2013
Katharine Weymouth

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1
Restated Certificate of Incorporation of the Company dated November 13, 2003, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and incorporated herein by reference.

4.2
By-Laws of the Company as amended and restated through November 8, 2007, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 14, 2007, and incorporated herein by reference.

4.3
The Washington Post Company 2012 Incentive Compensation Plan, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference.

5.1	Opinion of Cravath, Swaine & Moore LLP, regarding the legality of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereto).